EXHIBIT 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES EARNINGS FOR THIRD QUARTER OF 2013

•  Net income of $3.8 million for third quarter, bringing year to date to $16.1 million

•   Earnings of $0.84 per diluted common share, with year to date of $3.88 per share

•   Total assets $1.1 billion at September 30, 2013

Green Bay, Wisconsin, October 15, 2013 – Nicolet Bankshares, Inc. (OTCBB: NCBS) (“Nicolet”) announces net income of $3.8 million for the third quarter of 2013, compared to $1.0 million for the third quarter of 2012. After preferred stock dividends, net income available to common shareholders for the third quarter of 2013 was $3.5 million, or $0.84 per diluted common share, compared to $0.19 per diluted share for the third quarter of 2012.

For the nine months ended September 30, 2013, net income was $16.1 million, and net income available to common shareholders was $15.1 million or $3.88 per diluted common share, compared to $2.1 million, $1.2 million and $0.34, respectively, for the nine months last year.

At September 30, 2013, Nicolet had total assets of $1.1 billion, loans of $872 million and deposits of $960 million. Comparatively, at year end 2012, total assets, loans and deposits were $745 million, $553 million and $616 million, respectively, with 2013 growth coming largely from recent acquisitions.

On August 9, 2013, Nicolet National Bank entered into an agreement with the Federal Deposit Insurance Corporation (FDIC), purchasing selected Bank of Wausau assets and assuming all of its deposits, in a transaction that was effective immediately. As of that date, the FDIC-assisted transaction added approximately $47 million in assets, and third quarter included approximately $0.2 million pre-tax acquisition costs and a $2.4 million pre-tax bargain purchase gain.

On April 26, 2013, Nicolet consummated its acquisition of Medford-based Mid-Wisconsin Financial Services, Inc. (Mid-Wisconsin), in a predominantly stock for stock exchange. On that date, the acquisition contributed approximately $435 million in assets, including $272 million in loans, and $346 million in deposits. Included in second quarter earnings was a bargain purchase gain of $10 million given that fair value of net assets exceeded the consideration paid. Related non-recurring, pre-tax merger expenses were approximately $1.7 million.

"We are pleased to report very strong, profitable growth in 2013,” said Bob Atwell, Chairman and CEO of Nicolet. “The transforming Mid-Wisconsin acquisition added meaningful scale and value to our company, while the smaller Bank of Wausau deal was our first FDIC-assisted transaction and expanded our Wausau presence.”

“These results are the fruit of a patient and deliberate focus on finding value in a troubled industry and bringing capital and leadership in a manner that benefits the customers we serve,” said Atwell.  “While the favorable impact of the acquisitions is obvious, we are also pleased with their impact on core profitability and value for our shareholders.”

Atwell concluded, “We continue to improve our ability to find efficiencies in inefficient markets.  2014 will be about continued smart growth and sharp focus on maximizing the benefits of our increased scale.”

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expected”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, potential difficulties in integrating the operations of Nicolet and Mid-Wisconsin or Bank of Wausau, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	Three Months Ended		Year to Date
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$11,803	$5,650	$26,373	$16,053
Provision for loan losses	1,975	975	3,925	3,350
Noninterest income	6,642	2,683	23,164	7,985
Noninterest expense	10,224	5,927	26,150	17,722
Net income	3,847	965	16,059	2,099
Preferred stock dividends	305	305	915	915
Net income available to common shareholders	3,542	660	15,144	1,184
Per Common Share Data:
Net income-basic	$0.84	$0.19	$3.89	$0.34
Net income-diluted	$0.84	$0.19	$3.88	$0.34

At Period End:	9/30/2013	12/31/2012
(In millions, except per share data)
Total assets	$1,134	$745
Loans	872	553
Allowance for loan losses	9	7
Deposits	960	616
Stockholders' equity	104	77
Common equity	80	53
Book value/common share	$18.93	$15.45
Tangible book value/common share	$17.42	$14.58
Common shares outstanding (#)	4.229	3.425